Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977

BioHiTech Global Reports Full Year 2016 Results with Revenues from Its Waste Digester Business Increasing by 56%

•	Recurring revenue from Digester rental and maintenance contracts increased by 34% as the Company continued to grow its rental customer base

•	Company expanded the functionality of its proprietary waste data analytics software platform with the launch of Alto machine communication technology

•	Company acquired control of the exclusive development rights in eleven states and the District of Columbia to a patented MBT technology for the disposal and recycling of mixed municipal solid waste

CHESTNUT RIDGE, NY – MARCH 30, 2017 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (OTCQB: BHTG), a green technology company that develops and deploys innovative and disruptive waste management technologies, reported financial results for the full year ended December 31, 2016.

Company Highlights

o	Product Development:

Revolution Series Digesters - The Company initiated development of a new series of smaller Digesters in Q2 2016 designed to meet the needs of low volume food waste generators. The new Revolution Series Digesters are built in the US, economically competitive with traditional disposal, take up minimal space, and are as easy to install as a standard dishwasher. The Company believes this expands its target market by more than 1.5 million potential customers including full and quick service restaurants, coffee shops, hospitality companies and other specialty food service providers.

Waste Data Analytics Software - In Q3 2016, the Company launched Alto, a proprietary natural language messaging and chatbot tool for use with its Cirrus mobile data analytics app. Alto is designed to increase the productivity of industrial equipment through intelligent real-time communication. By combining Alto and Cirrus, customers can better manage inventory to reduce waste and improve operating efficiency.

Entsorga MBT Technology Solution for Municipal Solid Waste - In Q2 2016, through a series of transactions, the Company acquired an interest in Apple Valley Waste Conversions, giving it control of the exclusive development rights to a patented High Efficiency Biological Treatment (HEBioT) System using a proprietary Mechanical Biological Treatment (MBT) technology for the disposal and recycling of mixed municipal solid waste (MSW). The Company also obtained an option to acquire up to 40% of Entsorga West Virginia, the first HEBioT facility in the United States scheduled to begin commissioning in Q4 2017. The Company acquired an initial 17.2% stake in those operations in Q1 2017. Through its patented process, once the facility is completed it is expected to process approximately 110,000 tons of mixed waste, with 40-50% being converted into a clean burning EPA approved alternative fuel and only 15-20% of the residual inert waste being destined to traditional landfill. This 50,000 square foot facility will serve as the Company’s “proof of concept” to help expedite future deployments. The Entsorga West Virginia project was financed with a $25 million tax-exempt bond issuance and is expected to achieve approximately $8 million revenue and $4 million EBITDA on an annual basis.

Initiation of Second HEBioT Project - In Q4 2016, the Company entered into a letter of intent with the Town of New Windsor, New York for the acquisition of a site for the Company’s planned second HEBioT facility. On March 1, 2017, the local government authorities authorized the execution of a binding contract, with conditions, following a statutory 30-day public comment period. Based on preliminary design, the facility is expected to be capable of processing approximately 130,000 tons of MSW annually.

o	Management Addition:

Late in Q4 2016, David Fenton joined the Company as Vice President of National Accounts. Mr. Fenton has held numerous leadership roles in the waste management industry including Quest Resource Management Group and Oakleaf Waste Management. During his career, Mr. Fenton executed or participated in, nearly $700 million dollars of contracted national account revenue generated from clients such as Kroger, Ahold Delhaize, Sprouts, AMC Theaters, PetSmart, and NPC International, which operates more than 1,400 Quick Service restaurant locations throughout the United States.

Financial Highlights

o	56% Growth in Revenue from Core Digester Business:

Total revenue in 2016 was $2.2 million, an increase of 48.2% from $1.5 million in 2015. Excluding non-digester related non-recurring revenues, 2016 increased by 55.9% from $1.4 million in 2015. Rental, service and parts accounted for 61.1% of total Digester revenues in 2016, as compared to 71.1% in 2015. The shift in mix was the result of an 82.5% increase in equipment sales that primarily are the result of increased reseller relationships and activities.

o	387% Increase in International Revenue:

International revenue increased by 387.2% to $562,000 in 2016. The increase is a result of the Company's opening of its BioHiTech Europe in late 2015, enabling it to more aggressively engage foreign resellers. Digester revenue derived outside the US represented 25% of total 2016 Digester revenue compared to 8% in 2015 and 55.5% of the total year-over-year increase in Digester revenue.

o	286% Growth in Gross Profit:

Digester gross profit increased to $574,000 in 2016, a 285.9% increase compared to Digester gross profit of $149,000 in 2015. Gross margin percentage rose by 15.2 percentage points to 25.6%. The improvement in Digester gross profit was a result of increased sales and improved cost structure.

o	Loss from Operations:

In 2016, the Company incurred an operating loss of $5.9 million and an EBITDA1 loss of $5.5 million, as compared to an operating loss of $4.5 million and an EBITDA loss of $4.2 million in 2015. The increase in net loss is mainly due to expenses associated with the addition of key personnel to drive strategic repositioning and the introduction of employee stock compensation 2016, partially offset by an increase in gross profit. During 2016, the Company achieved cash flows from financing activities of $5.4 million, as compared to $3.1 million in 2015. Net loss from operations and EBITDA include stock based expenses of $724,000 and $314,000 in 2016 and 2015, respectively.

Management Commentary

"2016 was a transformational year for BioHiTech as we acquired, developed and deployed a number of game changing waste management technologies to drive revenue growth and generate substantial value for our stockholders," stated Frank E. Celli, CEO of BioHiTech Global. "Our investment in providing proprietary state-of-the-art data analytics tools, that provide actionable supply chain management data from our Digesters, sets us apart and offers a value proposition to our customers that is unparalleled in our industry. With our new Revolution Series Digesters, beginning in 2017, we are bringing that same value to millions more potential customers, paving the way for revenue growth in the coming years. Additionally, our investment to control the development rights of the Entsorga HEBioT technology, coupled with our recent investment into the first US facility employing that technology, has the potential to place our Company at the forefront of the industry. With our base of customers continuing to grow, and with significant future opportunities ahead of us, we enter 2017 on the right track for success as more and more companies seek out cost-effective waste disposal solutions that reduce environmental impact and increase operating efficiencies. We are dedicated to the successful execution of our growth plan in order to deliver strong financial performance for the benefit of our stockholders for years to come.

_____________________________

1 EBITDA, Earnings Before Interest, Taxes, Depreciation and Amortization reflects reflected loss from operations and adjusted for depreciation and amortization of $457,000 and $360,000 for the years ended December 31, 2016 and 2015, respectively.

About BioHiTech Global

BioHiTech Global (OTCQB: BHTG), “The Company” headquartered in Chestnut Ridge NY, develops and deploys innovative and disruptive waste management technologies. The combined offerings of BioHiTech Global offer our customers a full suite of technology based disposal options capable of having a significant impact on waste generation while providing a true zero landfill environment. With options for both on and off site biological treatment of waste, BioHiTech Global is a leader in zero waste solutions for businesses and municipalities. For more information, please visit www.biohitechglobal.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Lisa Giovannielli

Director, Corporate Communications

Direct: 845-262-1081

lgiovannielli@biohitech.com

www.biohitechglobal.com

BioHiTech Global, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2016	2015
Revenue
Rental, service and parts	$1,371,087	$1,023,385
Equipment sales	872,379	415,616
Other	-	74,980
Total revenue	2,243,466	1,513,981
Cost of revenue
Rental, service and parts	1,084,251	969,518
Equipment sales	585,673	320,863
Other	-	35,428
Total Cost of revenue	1,669,924	1,325,809
Gross profit	573,542	188,172
Operating expenses
Selling, general and administrative	4,222,152	2,902,465
Research and development	899,400	703,255
Professional fees	1,263,183	1,167,829
Gain on sale of QTags	-	(191,805)
Goodwill impairment	-	10,482
Depreciation and amortization	113,474	141,592
Total operating expenses	6,498,209	4,733,818
Loss from operations	(5,924,667)	(4,545,646)
Other expense (income)
Interest income	-	(8,152)
Interest expense	820,719	465,420
Change in fair value of warrant liability	-	(1,462)
Total other expense	820,719	455,806
Net loss	(6,745,386)	(5,001,452)
Other comprehensive income (loss)
Foreign currency translation adjustment	16,720	(7,801)
Comprehensive loss	$(6,728,666)	$(5,009,253)

Net loss per share - basic and diluted	$(0.82)	$(0.68)
Weighted average number of common shares outstanding - basic and diluted	8,229,712	7,316,250

BioHiTech Global, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2016	2015
Assets
Current Assets
Cash	$325,987	$39,195
Accounts and note receivable, net	140,130	316,299
Inventory	706,017	274,304
Prepaid expenses and other current assets	21,865	67,136
Total Current Assets	1,193,999	696,934
Equipment on operating leases, net	1,023,404	844,494
Equipment, fixtures and vehicles, net	54,356	61,688
Intangible assets, net	267,042	365,038
Other assets	13,500	51,600
Total Assets	$2,552,301	$2,019,754

Liabilities and Stockholders' Deficit
Current Liabilities:
Line of credit	$2,463,736	$2,488,753
Accounts payable	1,197,277	1,222,167
Accrued interest payable	411,917	287,888
Accrued expenses	522,727	548,522
Deferred revenue	61,879	48,103
Notes payable	100,000	100,000
Notes payable - related party	275,000	300,000
Advance from related party	1,213,027	710,000
Customer deposits	36,131	29,657
Long-term debt, current portion	8,525	8,260
Total Current Liabilities	6,290,219	5,743,350
Promissory note - related party	2,500,000	1,710,000
Long term accrued interest	253,000	-
Unsecured subordinated convertible notes, including related parties of $3,800,000, net of deferred financing costs of $118,866	4,956,134	-
Long-term debt, net of current portion	11,048	19,573
Total Liabilities	14,010,401	7,472,923
Commitments and Contingencies
Stockholders' Deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value, 20,000,000 shares authorized; 8,229,712 shares issued and outstanding as of December 31, 2016 and 2015	823	823
Additional paid in capital	9,604,324	8,880,589
Accumulated deficit	(21,072,166)	(14,326,780)
Accumulated other comprehensive gain (loss)	8,919	(7,801)
Total Stockholders' Deficit	(11,458,100)	(5,453,169)
Total Liabilities and Stockholders' Deficit	$2,552,301	$2,019,754

BioHiTech Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss:	$(6,745,386)	$(5,001,452)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	457,102	360,268
Provision for bad debts	93,406	39,247
Stock based employee compensation	674,782	-
Fees paid in stock	48,953	175,000
Fees paid in convertible notes	125,000	-
Interest resulting from amortization of financing costs	77,007	-
Gain on sale of QTags	-	(191,805)
Impairment expense	-	10,482
Website write-down	-	4,273
Change in fair value of warrant liability	-	(1,462)
Changes in operating assets and liabilities	87,736	1,435,022
Net cash used in operations	(5,181,400)	(3,170,427)

Cash flow from investing activities:
Proceeds from sale of QTags	-	75,000
Cash acquired from Swift Start	-	18
Purchases of equipment, fixtures and vehicles	(8,146)	(18,320)
Net cash (used in) provided by investing activities	(8,146)	56,698

Cash flows from financing activities:
Net change in line of credit	(25,017)	33,040
Proceeds from promissory notes	-	700,000
Proceeds from convertible notes	1,150,000	-
Convertible notes deferred financing costs	(195,873)	-
Proceeds from long-term debt	-	25,080
Repayments of long-term debt	(8,259)	(7,602)
Related party:
Net increases of advances	503,027	1,165,000
Proceeds from promissory notes	701,973	1,205,000
Repayments of promissory notes	(200,000)	-
Proceeds from convertible notes	3,500,000	-
Net cash provided by financing activities	5,425,851	3,120,518
Effect of exchange rate on cash	50,487	(7,801)
Net change in cash	286,792	(1,012)
Cash - beginning of period	39,195	40,207
Cash - end of period	$325,987	$39,195